                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
        111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER, BOSTON, MA 02119-9707

TELEPHONE: (617) 239-0100                            FACSIMILE: (617) 227-4420




                               December 11, 2001


TriPath Imaging, Inc.
780 Plantation Drive
Burlington, North Carolina  27215

Ladies and Gentlemen:

         We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by TriPath Imaging, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 200,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1997 Director Stock Option Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                 Very truly yours,




                                                 PALMER & DODGE LLP


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